Exhibit 99.1

Micron Announces Board of Directors Retirements

BOISE, Idaho, Oct. 21, 2025 -- Micron Technology, Inc. (Nasdaq: MU) today announced that Richard M. Beyer and Mary Pat McCarthy have informed the company that they will retire from its board of directors at the annual shareholders meeting expected to be held on Jan. 15, 2026.

Beyer has served on the board since 2013. He was chair of the Governance and Sustainability Committee from 2018 to 2021 and has served as chair of the Compensation Committee since 2021. With a background which includes tenures as CEO of semiconductor companies Elantec Semiconductor, Intersil Corporation and Freescale Semiconductor, Inc., Beyer has provided invaluable strategic guidance and leadership, helping steer Micron through a period of significant growth and transformation.

McCarthy has served on the board since 2018. She was chair of the Finance Committee from 2019 to 2023 and has served as chair of the Audit Committee since 2023. McCarthy has contributed her expertise in financial oversight, audit governance and risk management, drawing on her distinguished career at KPMG where she held multiple leadership roles.

Following the departure of Beyer and McCarthy at the annual shareholders meeting, the Micron board will be comprised of eight directors.

“On behalf of Micron and our board, I want to express our deepest gratitude to Rich and Mary Pat for their years of dedicated service,” said Micron Chairman, President and CEO Sanjay Mehrotra. “Since joining the board, Rich and Mary Pat have been instrumental advisors providing invaluable guidance and strategic insight that helped shape our growth and success. Their leadership and commitment to our mission have left a lasting impact, and we wish them all the best in their future endeavors.”

“Rich and Mary Pat’s perspectives on the board have enriched our deliberations and strengthened our governance during pivotal moments for Micron,” said Lynn Dugle, the board’s lead independent director. “Their commitment to shareholders and employees alike has set a high standard for us all. We are grateful for their service and wish them continued success.”

“It has been a privilege to serve on Micron’s board during such a dynamic period for the company and the memory industry,” said Beyer. “I am deeply grateful for the opportunity to collaborate with my talented board colleagues and members of the management team to contribute to Micron’s growth. I wish the company and its people continued success in the years ahead as they help enable the AI revolution transforming our global economy.”

“Serving on Micron’s board has been an honor, and I am proud of what we have accomplished together and confident that Micron is well positioned for continued technology and product leadership,” said McCarthy. “I am grateful for the strong relationships I developed with management and my fellow board members, and I look forward to watching Micron’s future achievements.”

While Beyer and McCarthy are not standing for reelection, the Micron board of directors has nominated the remaining current directors for reelection at the annual shareholders meeting expected to be held on Jan. 15, 2026, including Lynn Dugle, Steven J. Gomo, Linnie M. Haynesworth, T. Mark Liu, Sanjay Mehrotra, A. Chrstine Simons, Robert H. Swan and MaryAnn Wright.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence (AI) and compute-intensive applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

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